Exhibit 99.1

iCAD Announces Estimated Q1 Revenue and Upcoming Board and CFO Transitions

Company expects preliminary estimated revenue to be $7.5 million

Timothy Norris Irish Appointed Chairman of the Board of Directors, Successor CFO search underway

NASHUA, N.H. – April 21, 2022 — iCAD, Inc. (NASDAQ: ICAD), a global medical technology leader providing innovative cancer detection and therapy solutions, today reported select preliminary, unaudited financial results for the first quarter of 2022. Based on preliminary, unaudited financial information, the Company expects total revenue for the first quarter of 2022 to be $7.5 million.

iCAD also today announced the appointment of Timothy Norris Irish as Chairman of the Board of Directors, succeeding Michael Klein, who will remain as a Director of the Board.

“On behalf of the Board of Directors and our entire management team, we would like to thank Mr. Klein for his contributions as Chairman of the Board of Directors over the past three years, and we are excited to welcome Mr. Irish, as he offers tremendous insight and decades of relevant experience in corporate leadership and health technologies, along with a proven track record of leading innovation and strategic change,” said Stacey Stevens, President and CEO of iCAD, Inc.

An experienced leader in the life sciences and healthcare sectors, Timothy Norris Irish is currently a Professor at the Business School at King’s College London (KCL). He also is currently a Trustee of Picker Institute Europe and Committee member of the Alzheimer’s Society, in addition to several other remunerated Board roles at KHP Medtech Innovations, Team Consulting Ltd., ImaginAb Inc, eZono AG, Feedback Plc and Deltex Medical Group Plc. Prof. Irish also recently served as Vice Chair at the National Institute for Health and Care Excellence (NICE), where he previously held the roles of Acting Chair and Independent Director.

iCAD also today announced that its Chief Financial Officer (CFO), Charles Carter, will be leaving the Company for personal reasons. An interim CFO will be appointed shortly to serve until a permanent successor to Mr. Carter is in place. Mr. Carter will continue to serve as CFO to assist with the transition of his responsibilities and to participate in the Company’s upcoming earnings call to discuss its first quarter 2022 financial results.

“I would like to thank Mr. Carter for his dedication to the Company as CFO over the past year. He has played an important role during a period of transition for the Company, and we appreciate his contributions that support our Company’s future success,” said Ms. Stevens. “Q1 has been a period of rapid change for our Company, but we believe we now have a winning commercial infrastructure in place and a solid and growing pipeline to ensure the trajectory we are on will position the organization for success and bring our world-leading portfolio of innovative solutions into the hands of more clinicians worldwide. We remain confident in the unique value our portfolio of technologies offers and look forward to providing more updates on our upcoming Q1 earnings call.”

“It has been a privilege to work alongside Stacey, our leadership team and the many talented individuals throughout the organization,” said Mr. Carter. “I believe the Company is set up for continued success to serve customers and deliver innovative technologies to the market that can significantly enhance patient care.”

iCAD’s consolidated financial statements for the three months ended March 31, 2022 are not yet available. The preliminary estimated financial information included in this press release for the three months ended March 31, 2022 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to iCAD’s consideration of subsequent events, particularly with respect to material estimates and assumptions used in preparing the consolidated financial statements for the three months ended March 31, 2022. iCAD’s final consolidated financial results as of and for the three months ended March 31, 2022 may differ materially from estimates and the interim balances set forth in this release. Furthermore, the information presented herein does not present all information necessary for an understanding of the Company’s first quarter of 2022.

About iCAD, Inc.

Headquartered in Nashua, NH, iCAD® is a global medical technology leader providing innovative cancer detection and therapy solutions. For more information, visit www.icadmed.com.

Forward-Looking Statements

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expected benefits of ProFound AI®, the benefits of the Company’s products, and future prospects for the Company’s technology platforms and products. Such forward-looking statements, particularly expectations for reported financial results, involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited, to the completion of those procedures described above with respect to the preparation of financial statements, the Company’s ability to achieve business and strategic objectives, the willingness of patients to undergo mammography screening in light of risks of potential exposure to Covid-19, whether mammography screening will be treated as an essential procedure, whether ProFound AI will improve reading efficiency, improve specificity and sensitivity, reduce false positives and otherwise prove to be more beneficial for patients and clinicians, the impact of supply and manufacturing constraints or difficulties on our ability to fulfill our orders, uncertainty of future sales levels, to defend itself in litigation matters, protection of patents and other proprietary rights, product market acceptance, possible technological obsolescence of products, increased competition, government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “will,” “continue,” “anticipate,” “likely,” “seek,” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.

Contact:

Media Inquiries:

Jessica Burns, iCAD

+1-201-423-4492

jburns@icadmed.com

Investor Inquiries:

iCAD Investor Relations

ir@icadmed.com